As filed with the Securities and Exchange Commission on June 30, 2026

Registration No. 333-218365

Registration No. 333-236685

Registration No. 333-265647

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-218365)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-236685)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-265647)

UNDER THE SECURITIES ACT OF 1933

Janus Henderson Group Ltd.

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	6282	98-1376360
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

201 Bishopsgate

EC2M 3AE

London, United Kingdom

+44 (0) 20 7818 1818

(Address of principal executive offices, including zip code)

Janus Henderson Group plc Global Employee Stock Purchase Plan

Janus Henderson Group plc 2022 Deferred Incentive Plan

Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan

Henderson Group plc Restricted Share Plan

Henderson Group plc Long-Term Incentive Plan

Henderson Group plc Deferred Equity Plan

Henderson Group plc International Buy As You Earn Plan

Henderson Group plc Company Share Option Plan

Henderson Executive Shared Ownership Plan

Henderson Group plc Sharesave Scheme

Henderson Group Plc Buy As You Earn Plan

Janus 401(k) and Employee Stock Ownership Plan

Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Stock Plan

Janus Henderson Group plc Second Amended and Restated 2012 Employment Inducement Award Plan

Janus Henderson Group plc Second Amended and Restated 2005 Long-Term Incentive Stock Plan

Janus Henderson Group plc Second Amended and Restated Employee Stock Purchase Plan

(Full title of the plan)

Janus Henderson Group Ltd.

151 Detroit Street

Denver, CO 80206

+1 (303) 333 3863

(Name, address and telephone number, including area code, of agent for service)

Copies to:

William D. Regner

Benjamin R. Pedersen

66 Hudson Boulevard

New York, NY 10001

(212) 909 6698

Brian L. Schorr, Esq.

280 Park Avenue, 41st Floor

New York, NY 10017

(212) 451-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “emerging growth company,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Janus Henderson Group Ltd. (as successor by merger to Janus Handerson Group plc) (the “Registrant” or the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities of the Company previously registered but that remain unsold or otherwise unissued under each such Registration Statements as of the date hereof:

1.	Registration Statement No. 333-265647, filed with the SEC on June 16, 2022, relating to the Janus Henderson Group plc Global Employee Stock Purchase Plan and Janus Henderson Group plc 2022 Deferred Incentive Plan.

2.	Registration Statement No. 333-236685, filed with the SEC on February 27, 2020, relating to the Janus Henderson Group plc Third Amended and Restated 2010 Deferred Incentive Plan.

3.	Registration Statement No. 333-218365, filed with the SEC on May 31, 2017, relating to the Henderson Group plc Restricted Share Plan, Henderson Group plc Long-Term Incentive Plan, Henderson Group plc Deferred Equity Plan, Henderson Group plc International Buy As You Earn Plan, Henderson Group plc Company Share Option Plan, Henderson Executive Shared Ownership Plan, Henderson Group plc Sharesave Scheme, Henderson Group Plc Buy As You Earn Plan, Janus 401(k) and Employee Stock Ownership Plan, Janus Henderson Group plc Second Amended and Restated 2010 Long-Term Incentive Stock Plan, Janus Henderson Group plc Second Amended and Restated 2012 Employment Inducement Award Plan, Janus Henderson Group plc Second Amended and Restated 2005 Long-Term Incentive Stock Plan and Janus Henderson Group plc Second Amended and Restated Employee Stock Purchase Plan.

On June 30, 2026, Jupiter Company Limited, a company incorporated in Jersey (“Parent”), completed the previously announced acquisition of the Company pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of December 21, 2025 (the “Original Merger Agreement”), by and among the Company, Parent and Jupiter Merger Sub Limited, a company incorporated in Jersey and a wholly owned subsidiary of Parent (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 24, 2026 (the “Amendment”), and as further amended and supplemented by the side letter agreement, dated as of June 16, 2026 (the “Side Letter” and, the Original Merger Agreement, as amended, supplemented and otherwise modified by the Amendment and the Side Letter, the “Amended Merger Agreement”).

Pursuant to the terms of the Amended Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) in accordance with the Companies (Jersey) Law 1991, with the Company surviving such Merger as a wholly owned subsidiary of Parent and changing its name to “Janus Henderson Group Ltd.”.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant (as successor by merger to Janus Henderson Group plc) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 30th day of June 2026.

JANUS HENDERSON GROUP LTD.

By:	/s/ Sukh Grewal
Name:	Sukh Grewal
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.